Exhibit 99.1

Ocean Power Technologies, Inc. Announces Second Quarter Fiscal 2023 Results

MONROE TOWNSHIP, N.J., December 14, 2022 (GLOBE NEWSWIRE) – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine data, power, and consulting service solutions, today announced financial results for its second quarter ended October 31, 2022 (“2Q23”).

2Q23 HIGHLIGHTS:

●	Total orders for the 2Q23 were $2.3 million, as compared to $0.1 million for the second quarter ended October 31, 2021 (“2Q22”). Total orders for the six months ended 2Q23 were $2.9 million, comparing favorably to total orders of $0.6 million for the 2Q22.

●	Delivered gross margin of $0.2 million through the six months ended October 31, 2022 as compared to a gross loss of $(0.2) million through the six months ended October 31, 2021

●	Revenues of $0.3 million for the 2Q23 increased 23% over 2Q22 revenues, while revenues for the six months ended October 31, 2022, increased to $1.0 million, compared to $0.5 million for the same period in the prior year.

●	Partnered with Task Force 59 of the U.S. Navy on a new project in Bahrain to support the Digital Horizon exercise for use of Unmanned Surface Vehicles. This is expected to be completed by December 31, 2022.

●	Awarded a $0.5 million contract to assist a U.S. government agency with land, air, space, port and costal surveillance activities.

●	Collected $1.1 million payment in advance for the planned Phase II development and test of a modular and scalable Mass-on-Spring Wave Energy Converter (MOSWEC) PowerBuoy, a next-generation wave energy converter. This project is expected to be completed over the next 18-24 months.

●	Continued second round of field testing of a proprietary next-generation Maritime Domain Awareness (“MDA”) solution. Remained on plan for completion during the quarter ended January 31, 2023.

●	Entered final phase of integration of MAR, including the start of manufacturing WAM-Vs at our New Jersey facility.

Management Commentary – Philipp Stratmann, OPT’s President and Chief Executive Officer

“We continue to believe we will meet our estimate for $9.0 million in orders for the fiscal year, which is a testament to our entire organization. We are nearly six times where we were with orders as compared to last year and our pipeline of feasibility studies, demonstrations, and commercial orders continues to grow. Most recently, we have been conducting a demonstration in Bahrain for the U.S. Navy. We are showing how effective we are when our autonomous vehicles are used in combination with a PowerBuoy and our proprietary MDA software. We look forward to sharing with you the results of continued execution on our strategy in the second half of fiscal 2023.”

FINANCIAL HIGHLIGHTS – 2Q23

Income Statement:

●	Revenues for the 2Q23 were $0.3 million, as compared to $0.2 million in 2Q22. Revenues increased to $1.0 million for the six months ended 2Q23, as compared to $0.5 million for the same period in the six month period, reflecting growth of 96.0%. This growth has been driven by sales of WAM-V’s and an increase in Strategic Consulting Services during the first six months ended 2Q23.

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●	Engineering and product development costs were $1.8 million in the 2Q23, down slightly from the $2.2 million in 1Q23 due to timing of projects and programs.

●	Selling, general, and administrative (SG&A) costs were $4.6 million for the 2Q23, reflecting an increase over $4.1 million for 1Q23. This increase is mainly related to increased payroll related expenses in the quarter.

●	Net loss was $4.8 million for the 2Q23, as compared to $5.2 million for the 2Q22. Net loss was $10.7 million for the six months ended 2Q23, as compared to a net loss of $8.3 million for the same period 2Q22.

Balance Sheet and Cash Flow:

●	Combined cash, unrestricted cash, cash equivalents and short-term investments at October 31, 2022 was $46.4 million.

●	Bank debt remained at $0 at October 31, 2022.

●	Net cash used in operating activities for the six months ended 2Q23 was $11.0 million, compared to $10.4 million for the same period in the prior year.

Conference Call & Webcast

As announced on November 10, 2022, OPT will host a conference call and webcast to review its financial and operating results tomorrow morning, Thursday, December 15, 2022, at 9:00 a.m. Eastern time. Philipp Stratmann, CEO, Bob Powers, CFO, and Joseph DiPietro, Treasurer and Controller, will host the call.

●	The dial-in numbers for the conference call are 877-407-8291 or 1-201-689-8345.

●	Live Webcast: Link to 2Q23 Webcast for OPTT

●	Call Replay: Will be available by telephone approximately two hours after the call’s completion until March 15, 2023. You may access the replay by dialing 877-660-6853 from the U.S. or 201-612-7415 for international callers and using the Conference ID 1373 3908.

●	Webcast Replay: The archived webcast will also be available on the OPT investor relations section of its website.

The Company also announced that it will participate in a fireside chat hosted by Water Tower Research at 2:00 p.m. ET on December 16, 2022, where Chief Executive Officer Philipp Stratmann will discuss its business in more detail, including recent deployments and other publicly announced customer projects in more detail. Register to participate in this event here: https://us06web.zoom.us/webinar/register/WN_hKNXcdVJSBOfD69aZ0jqnA

About Ocean Power Technologies

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASV) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics and strategic consulting services including simulation engineering, software engineering, concept design and motion analysis through our wholly owned subsidiary 3Dent. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

Forward-Looking Statements

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Financial Tables Follow

Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission. The Form 10-Q is accessible at www.sec.gov or the Investor Relations section of the Company’s website (www.OceanPowerTechnologies.com/investor-relations).

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

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Ocean Power Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share data)

	October 31, 2022	April 30, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,030	$7,885
Marketable Securities	35,868	49,384
Restricted cash, short-term	258	258
Accounts receivable	587	482
Contract assets	301	386
Inventory	1,028	442
Other current assets	2,647	467
Total current assets	50,719	59,304
Property and equipment, net	506	445
Intangibles, net	4,057	4,136
Right-of-use asset, net	600	752
Restricted cash, long-term	219	219
Goodwill	$8,537	$8,537
Total assets	$64,638	$73,393
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$589	$905
Accrued expenses	1,557	877
Contingent liabilities, current portion	540	748
Right-of-use liability, current portion	324	319
Contract liabilities	1,462	129
Total current liabilities	4,472	2,978
Deferred tax liability	203	203
Right-of-use liability, less current portion	367	538
Contingent liabilities, less current portion	829	843
Total liabilities	5,871	4,562
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 100,000,000 shares, issued 55,921,880 shares and 55,905,213 shares, respectively; outstanding 55,898,528 shares and 55,881,861 shares, respectively	56	56
Treasury stock, at cost; 23,352 shares	(341)	(341)
Additional paid-in capital	323,564	322,932
Accumulated deficit	(264,466)	(253,770)
Accumulated other comprehensive loss	(46)	(46)
Total shareholders’ equity	58,767	68,831
Total liabilities and shareholders’ equity	$64,638	$73,393

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Ocean Power Technologies, Inc., and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended October 31,		Six months ended October 31,
	2022	2021	2022	2021

Revenues	$303	$247	$1,017	$519
Cost of revenues	264	300	784	723
Gross margin (loss)	39	(53)	233	(204)
Change in fair value of contingent consideration	(90)	—	(221)
Operating expenses	6,409	5,132	12,727	10,011
Operating loss	(6,280)	(5,185)	(12,273)	(10,215)

Interest income, net	234	19	375	38
Gain on extinguishment of PPP loan	—	—	—	891
Other income (expense), net	1,202	—	1,202	—
Foreign exchange loss	—	(5)	—	(5)
Loss before income taxes	(4,844)	(5,171)	(10,696)	(9,291)
Income tax benefit	—	—	—	1,041
Net loss	$(4,844)	$(5,171)	$(10,696)	$(8,250)
Basic and diluted net loss per share	$(0.09)	$(0.10)	$(0.19)	$(0.16)
Weighted average shares used to compute basic and diluted net loss per share	55,898,528	52,460,233	55,894,090	52,459,122

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OCEAN POWER TECHNOLOGIES, INC., AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Six months ended October 31,
	2022	2021

Cash flows from operating activities:
Net loss	$(10,696)	$(8,250)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	—	5
Depreciation of fixed assets	117	70
Amortization of intangible assets	79	12
Amortization of right of use asset	152	139
Amortization of premium on marketable securities	191	—
Gain on extinguishment of PPP Loan	—	(891)
Compensation expense related to equity compensation	632	547
Changes in operating assets and liabilities:
Changes in operating assets and liabilities:
Accounts receivable	(105)	170
Contract assets	85	(135)
Inventory	(586)	—
Other assets	(2,180)	(73)
Accounts payable	(316)	(410)
Accrued expenses	680	(305)
Change in lease liability	(166)	(147)
Change in contingent consideration liability	(221)	—
Contract liabilities	1,333	117
Litigation payable	—	(1,224)
Net cash used in operating activities	(11,001)	(10,375)
Cash flows from investing activities:
Redemptions of marketable securities	33,150	—
Purchases of marketable securities	(20,108)	—
Dividends and interest on investments	283	—
Purchase of property, plant and equipment	(179)	(24)
Net cash provided by (used in) investing activities	13,146	(24)
Cash flows from financing activities:
Proceeds from stock option exercises	—	21
Net cash provided by financing activities	—	21
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(20)
Net increase / (decrease) in cash, cash equivalents and restricted cash	2,145	(10,398)
Cash, cash equivalents and restricted cash, beginning of period	8,362	83,634
Cash, cash equivalents and restricted cash, end of period	$10,507	$73,236

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